UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2, 2009 (June 29, 2009)

Commission File Number 0-8084

Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                  Entry into a Material Definitive Agreement

On June 29, 2009, Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) entered into a Master Loan Agreement (the “Agreement”) with CoBank, ACB, a federally chartered instrumentality of the United States (“CoBank”).  The Company also delivered to CoBank an initial Promissory Note and Supplement, dated June 29, 2009 (the “Promissory Note”).  On the terms and subject to the conditions set forth in the Agreement and this Promissory Note, CoBank has agreed to make loans (each a “Loan,” and collectively the “Loans”) to the Company from time to time, in an aggregate principal amount not to exceed, at any one time outstanding $15,000,000 (the “Loan Commitment”).  Each Loan may be evidenced by a separate Promissory Note.  Set forth below is a summary of the material terms of the Agreement, the Promissory Note and the Loan Commitment.

Within the limits and during the term of the Loan Commitment, the Company can borrow and reborrow funds from time to time.  The Loan Commitment serves as a line of credit both replacing the Company’s $6 million line of credit with Webster Bank that expired on June 30, 2009 and increasing the Company’s overall short-term borrowing capacity from $21 million to $30 million.  The term of the Loan Commitment is from June 29, 2009 up to and including June 25, 2010, or such later date as CoBank may, in its sole discretion, authorize in writing (the “Maturity Date”).  The purpose of the Loan Commitment is to finance the capital expenditures and general corporate needs of the Company and its subsidiaries.   Subject to the payment of a surcharge described in the Agreement for Loans bearing interest at fixed rates, the Company may prepay the Loans in whole or in part at any time prior to the Maturity Date.

Under each Promissory Note, the Company will pay interest on any Loans made by CoBank in accordance with one of more of the following interest rate options, as selected by the Company as follows: (1) at a rate per annum equal to the rate of interest established by CoBank on the first business day of each week; (2) at a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance; (3) at a fixed rate per annum equal to LIBOR plus 1.75%.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.  The Company is obligated to repay any outstanding Loans to CoBank on the Maturity Date.

The Agreement contains customary representations and warranties, which are in certain cases modified by “materiality” and “knowledge” qualifiers, and customary affirmative and negative covenants.  In addition, the Company and its subsidiaries are required to maintain a ratio of total debt to capitalization of not more than .65 to 1.00.

The Agreement defines an “Event of Default” to include the following: payment defaults under the Agreement or a Promissory Note, breaches by the Company of its representations, warranties, covenants and other agreements under the Agreement or a Promissory Note, cross-defaults or failures to make payments when due under the Company’s other loan documents, certain specified judgments, casualty, condemnation or insolvency or bankruptcy events, material adverse changes in the condition, financial or otherwise, operations, business or properties of the Company or any of its subsidiaries, or a material change in ownership of the voting stock in the Company.  Upon the occurrence and during the continuance of an Event of Default, CoBank shall have no obligation to make any loan to the Company and may discontinue doing so at any time without prior notice. In addition, CoBank may, upon notice to the Company, terminate any Commitment and declare the unpaid principal balance of any and all Loans, all accrued interest thereon, and all other amounts payable under the Agreement and the Promissory Note(s), to be immediately due and payable, and exercise its other remedies set forth in the Agreement.

As a condition to CoBank’s extension of credit, the Company made a $1,000 investment in the equity capital of CoBank.  The Company's payment obligations under the Agreement and the Promissory Note are secured by a statutory first priority lien on the Company’s equity investment in CoBank, or any additional such equity acquired in the future, and all proceeds thereof.

The above summary of the Agreement, the Promissory Note and the Loan Commitment is qualified in its entirety by the complete copies of the Agreement and Promissory Note, which are attached hereto as Exhibit 10.1 and are hereby incorporated by reference.

The Company’s Agreement and Promissory Note with CoBank are part of the Company’s aggregate of $30 million in lines of credit with three banks.  In November 2008, the Company was authorized by the Board of Directors to increase the available lines of credit to $40 million.  The Company expects to finalize renewed and increased lines of credit with the other two banks during the third quarter of 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the CoBank Agreement and the Promissory Note set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01                                                  Other Events

News Release

On July 2, 2009, the Company issued a press release describing the implementation of the Company’s first surcharges on customer bills under Connecticut’s Water Infrastructure and Conservation Adjustment law.

A copy of the Company’s press release dated July 2, 2009 is filed herewith as Exhibit 99.1 and is hereby incorporated herein by reference.

Item 9.01                                Financial Statements and Exhibits

The following are filed herewith as exhibits hereto:

(c)           Exhibits

10.1	Master Loan Agreement and Promissory Note between Connecticut Water Service, Inc. and CoBank, ACB, dated June 29, 2009.
99.1	Company press release, dated July 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: July 2, 2009	By: /s/ David C. Benoit David C. Benoit Vice President – Finance and Chief Financial Officer